For immediate release

MILLER ENERGY RESOURCES AMENDS CREDIT FACILITY WITH APOLLO INVESTMENT CORPORATION

Available Credit Increases By $20 Million; Interest Rate on New Funds Reduced From 18% To 9%
KNOXVILLE, TN - (August 5, 2013): Miller Energy Resources, Inc. (“Miller Energy” or the “Company”) (NYSE: MILL) today announced that the Company has entered into an amendment to its loan agreement (“Loan Agreement”) with Apollo Investment Corporation (“Apollo”), which provides for a credit facility of up to $100 million (the “Credit Facility”). The amendment increases the amounts available under the Credit Facility by $20 million and reduces the interest rate on new funds that are borrowed to an initial rate of 9% per annum.
Among other things, the amendment makes the following changes to the Loan Agreement:

1.	Increases the total availability under the borrowing base by $20 million, which is available immediately

2.	Permits the Company to repay any new borrowings, without any prepayment penalty, until January 31, 2014

3.	Reduces the interest rate on all new borrowings from 18% per annum to 9% per annum until January 31, 2014, when it will revert to the original rate.

“I am extremely pleased with this agreement, which reduces our borrowing costs and provides us with greater financial flexibility” explained David Voyticky, President and acting CFO of Miller. “The expansion in our available credit and the substantial reduction in the interest rate reflect Apollo's continuing confidence and support in Miller Energy. Having successfully increased cash flow from several successful new wells over the past six months, this additional lower costing capital from Apollo, and the expectation of receiving ACEs rebates in the next several weeks, we have funded our 2014FY budget. We will only need to raise additional capital during the remainder of our 2014FY if we choose to add projects to our 2014FY CAPEX plan or choose to take advantage of favorable capital markets.”
About Miller Energy Resources
Miller Energy Resources, Inc. is an oil and natural gas exploration, production and drilling company operating in multiple exploration and production basins in North America. Miller's focus is in Cook Inlet, Alaska and in the heart of Tennessee's Appalachian Basin including the Mississippian Lime and Chattanooga Shale. Miller is headquartered in Knoxville, Tennessee with offices in Anchorage, Alaska and Huntsville, Tennessee. The company's common stock is listed on the NYSE under the symbol MILL.

Statements Regarding Forward-Looking Information

Certain statements in this press release and elsewhere by Miller Energy Resources¸ Inc. are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve the implied assessment that the resources described can be profitably produced in the future, based on certain estimates and assumptions. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated by Miller Energy Resources, Inc. and described in the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, the potential for Miller Energy to experience additional operating losses; high debt costs under its existing senior credit facility; potential limitations imposed by debt covenants under its senior credit facility on its growth and ability to meet business objectives; the need to enhance management, systems, accounting, controls and reporting performance; uncertainties related to the filing of its Form 10-K for 2011; litigation risks; its ability to perform under the terms of its oil and gas leases, and exploration licenses with the Alaska DNR, including meeting the funding or work commitments of those agreements; its ability to successfully acquire, integrate and exploit new productive assets in the future; its ability to recover proved undeveloped reserves and convert probable and possible reserves to proved reserves; risks associated with the hedging of commodity prices; its dependence on third party transportation facilities; concentration risk in the market for the oil we produce in Alaska; the impact of natural disasters on its Cook Inlet Basin operations; adverse effects of the national and global economic downturns on our profitability; the imprecise nature of its reserve estimates; drilling risks; fluctuating oil and gas prices and the impact on results from operations; the need to discover or acquire new reserves in the future to avoid declines in production; differences between the present value of cash flows from proved reserves and the market value of those reserves; the existence within the industry of risks that may be uninsurable; constraints on production and costs of compliance that may arise from current and future environmental, FERC and other statutes, rules and regulations at the state and federal level; the impact that future legislation could have on access to tax incentives currently enjoyed by Miller; that no dividends may be paid on its common stock for some time; cashless exercise provisions of outstanding warrants; market overhang related to restricted securities and outstanding options, and warrants; the impact of non-cash gains and losses from derivative accounting on future financial results; and risks to non-affiliate shareholders arising from the substantial ownership positions of affiliates. Additional information on these and other factors, which could affect Miller's operations or financial results, are included in Miller Energy Resources, Inc.'s reports on file with United States Securities and Exchange Commission including its Annual Report on Form 10-K, as amended, for the fiscal year ended April 30, 2012. Miller Energy Resources, Inc.'s actual results could differ materially from those anticipated in these forward- looking statements as a result of a variety of factors, including those discussed in its periodic reports that are filed with the Securities and Exchange Commission and available on its Web site (www.sec.gov). All forward-looking statements attributable to Miller Energy Resources or to persons acting on its behalf are expressly qualified in their entirety by these factors. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We assume no obligation to update forward-looking statements should circumstances or management's estimates or opinions change unless otherwise required under securities law.

Contact:

MZ Group
Derek Gradwell
SVP, Natural Resources
Phone: 949-259-4995
Email: dgradwell@mzgroup.us
Web: www.mzgroup.us